EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-198682 and 33-22846 on Forms S-8 of Seacoast Banking Corporation of Florida of our report dated June 28, 2018, appearing in this Annual Report on Form 11-K of Retirement Savings Plan for Employees of Seacoast National Bank for the year ended December 31, 2017.

/s/ Crowe Horwath LLP

Fort Lauderdale, Florida

June 28, 2018